Exhibit 99.1

     AMIS Holdings, Inc. Updates Third Quarter Earnings Per Share Guidance

    POCATELLO, Idaho--(BUSINESS WIRE)--Sept. 24, 2004--AMIS Holdings, Inc. ("AMIS" or "Company") (Nasdaq:AMIS), parent company of AMI Semiconductor, a leader in the design and manufacture of integrated mixed-signal solutions, today announced updated guidance for the third quarter of 2004.
    "Today we are reiterating our previous earnings per share guidance of $0.18 per fully diluted share on slightly lower revenue," commented Christine King, president and chief executive officer of AMI Semiconductor. "We continue to guide both gross margins and operating margins up 50 basis points sequentially, despite an estimated two to four percent sequential decline in revenues, due to improved product mix.
    "While automotive and industrial bookings are holding up well, we've seen lower than expected bookings in the communications and computing markets, which are impacting our integrated mixed-signal and foundry businesses," continued King. "Medical bookings are also soft, but are tracking as we expected they would at the beginning of the quarter. Long-term, we are focused on our target markets, as evidenced by our pending acquisition of Dspfactory Ltd, and we remain confident in our future growth strategy."
    The analyst day meeting will be available via webcast replay on the AMIS Investor Relations Web site at http://www.amis.com/investor_relations for approximately two weeks following the meeting.

    About AMI Semiconductor

    AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal products, mixed-signal foundry services and structured digital products, AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of the United States, Europe and the Asia Pacific region.

    Forward Looking Statements

    Statements in this press release other than statements of historical fact are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's future results could differ materially from the expectations discussed herein. Factors that could cause or contribute to such differences include general economic and political uncertainty, conditions in the semiconductor industry, changes in the conditions affecting our target markets, manufacturing underutilization, fluctuations in customer demand, raw material costs, exchange rates, timing and success of new products, competitive conditions in the semiconductor industry, and risks associated with international operations. For a more comprehensive discussion of risks and uncertainties relating to our business, please read the discussions of these risks in the Company's Form 10-K Annual Report and Form 10-Q Quarterly Reports filed with the SEC. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

    CONTACT: AMI Semiconductor
             Investor Relations
             Jimmie Hutchens, 208-234-6732
             jimmie_hutchens@amis.com
             or
             AMI Semiconductor
             Media Relations
             Tamera Drake, 208-234-6890
             tamera_drake@amis.com